                                                                     EXHIBIT 5.1

                      [Morrison & Foerster LLP Letterhead]



                                August 25, 1999


Net2Phone, Inc.
171 Main Street
Hackensack, New Jersey 07601

     Re:   Net2Phone, Inc. - Registration Statement
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Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 executed by you on August 26, 1999, and to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 9,569,782 shares of your common stock, $0.01 par value (the "Common Stock"), which will be issuable under the Amended and Restated 1999 Stock Option and Incentive Plan (the "Plan").

     As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

     Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ Morrison & Foerster LLP